Exhibit 10.34

Loan Agreement

Kyung Sook Kim (hereinafter referred to as the “Creditor”) and GLAAM Co., Ltd. (hereinafter referred to as the “Debtor”), hereby enter into a loan agreement as follows.

Article 1 (Borrowing Amount)

Creditor lends KRW one billion and five hundred million (KRW 1,500,000,000) (the “Principal Amount”) to Debtor, and Debtor borrows the Principal Amount.

Article 2 (Borrowing Term)

The term of the loan hereunder shall be from April 27, 2023 to October 26, 2023 (the “Borrowing Term”). (Provided that the Borrowing Term shall be extended by mutual consultation.)

Article 3 (Interest Rate and Repayment)

Interest on the Principal Amount shall be at the rate of 3% per month, payable together with the Principal Amount thereof on the last day of the Borrowing Term.

Article 4 (Allowance of the Mid-term Repayment)

Debtor may prepay (be allowed partial repayment of) the Borrowing Amount prior to the end of the Borrowing Term, subject to the discretion of Debtor.

Article 5 (Resolution of Dispute)

If a dispute arises in connection with this loan agreement, Creditor and Debtor agree to resolve it amicably based on mutual trust, but if no resolution is reached and a lawsuit is filed, the Seoul Central District Court shall be the competent court.

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To confirm and prove the contents of the above agreement, two copies of this agreement shall be executed, and each copy shall be kept by Creditor and Debtor, respectively, after being signed and sealed.

April 27, 2023

Creditor Name: /s/ Kyung Sook Kim	Debtor Name: GLAAM Co., Ltd.

Address: 2F, 66, Sanmaeul-gil, Gwacheon-si,	Representative Director: /s/ Keong Rae Kim
Gyeonggi-do, ROK	Address: 298-42, Cheongbukjungang-ro,

Resident Registration Number:	Pyeongtaek-si, Gyeonggi-do, ROK
630221-2009311	Business Registration Number : 211-87-65996

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